Exhibit 2.1

                       ASSET PURCHASE AGREEMENT

       THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 25th day of January, 2000, by and among PMC Acquisition, Inc., a Texas corporation ("Purchaser"), and ABCO Industries, Inc., a Texas corporation ("Seller"). Purchaser and Seller are sometimes together hereinafter referred to collectively as the "Parties."


                           R E C I T A L S

       WHEREAS, Seller is engaged in the design, marketing, distribution, and selling of industrial boilers (the "Business");

       WHEREAS, on December 1, 1999 (the "Petition Date"), Seller obtained an order for relief and became and continues as a debtor-in-possession under chapter 11 of Title 11 of the United States Code ("Bankruptcy Code") in a case pending in the United States Bankruptcy Court for the Northern District of Texas (the "Bankruptcy Court"), styled In re ABCO Indus., Inc., Case No. 99-51322-11 (the "Bankruptcy Case"); and

       WHEREAS,  Seller  desires  to  sell,  and  Purchaser  desires   to
  purchase, selected assets of Seller in accordance with Sections 363(f), 363(m) and 365 of the Bankruptcy Code.

       NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions, and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

                              ARTICLE I

                               GENERAL

       1.01. Definitions. The following terms shall have the following meanings (the following definitions to be equally applicable to both the singular and plural forms of any of the terms herein defined):

       "Agreement":  As defined in the first paragraph of this Agreement.

       "Alternative Offer":   As defined  in Section  5.02(a)(1) of  this
       Agreement.

       "Appraisal":  As defined in Section 1.06 of this Agreement.

       "Approval Order": An order of the Bankruptcy Court, the form of which shall be acceptable to Purchaser, in its reasonable discretion, approving and authorizing Seller to enter into this Agreement and to consummate the transactions contemplated hereby, and ordering, at a minimum, that (i) the Assets sold to Purchaser pursuant to this Agreement shall be free and clear of all liens, claims, encumbrances, and other interests including, but not limited to, all product liability, warranty and environmental claims of any nature, except Permitted Encumbrances;
       (ii) Purchaser has  acted  in good  faith  within the  context  of
       Section 363(m) of the Bankruptcy Code and is entitled to any and all protections afforded thereunder; (iii) Purchaser is not acquiring any of Seller's liabilities except as expressly provided in this Agreement; (iv) the assumption and assignment of any executory contracts or unexpired leases which are being transferred under this Agreement are approved, subject to the terms hereof and provided the Bankruptcy Court Order finds that there are no accrued liabilities or defaults or events which, with the passage of time or the giving of notice or both, would give rise to a default under said executory contracts or unexpired leases other than those specifically identified in the Bankruptcy Court order approving said assumptions and assignments; (v) except with respect to claims expressly assumed by Purchaser pursuant to this Agreement, all Persons are enjoined from in any way pursuing Purchaser or the Assets by suit or otherwise to recover on any claim which they had, have or may have against Seller; (vi) any disputes regarding the Seller's ownership of any Assets acquired by Purchaser hereunder shall not have any affect upon Seller's ability to transfer complete and clear title and ownership to Purchaser; (vii) any disputes over the ownership of any Assets shall be limited solely to the proceeds of such Assets in dispute; and (viii) notice of the terms contained in the Sale Motion and of the hearing to approve the Asset Sale was provided in a timely and appropriate manner.

       "Asset":  As defined in Section 1.02 of this Agreement.

       "Assets":  As defined in Section 1.02 of this Agreement.

       "Assigned  Leases":    As  defined  in  Section  1.02(e)  of  this
       Agreement.

       "Assumed Obligations":   As  defined in  Section 1.08(c)  of  this
       Agreement.

       "Bankruptcy Case": As defined in the recitals of this Agreement.

       "Bankruptcy Code": As defined in the recitals of this Agreement.

       "Bankruptcy Court": As defined in the recitals of this Agreement.

       "Bidder's Total  Offer":   As  defined  in Section  5.04  of  this
       Agreement.

       "Bill of Sale":  As defined in Section 1.11 of this Agreement.

       "Business": As defined in the recitals of this Agreement.

       "Breakup Fee": As defined in Section 5.02 of this Agreement.

       "Business Day": Any day other than a Saturday, Sunday, or other day on which the Bankruptcy Court is closed, a legal holiday in Dallas, Texas, or a day on which banking institutions are authorized or required by law to close in Dallas, Texas.

       "Closing"  As defined in Section 8.01 of this Agreement.

       "Closing Date":  As defined in Section 8.01 of this Agreement.

       "Competing Offer":  As defined in Section 5.05 of this Agreement.

       "Deposit":  As defined in Section 5.04 of this Agreement.

       "Earnest Money":  As defined in Section 1.05(a) of this Agreement.

       "Effective Time of Closing":  As  defined in Section 8.02 of  this
       Agreement.

       "Engineering Documentation":   As  defined in  Section 1.02(f)  of
       this Agreement.

       "Equipment":  As defined in Section 1.02(b) of this Agreement.

       "Escrow Agent":  As defined in Section 1.05(a) of this Agreement.

       "Excluded Assets":  As defined in Section 1.03 of this Agreement.

       "Final Order": An order or judgment of the Bankruptcy Court entered by the Clerk of the Bankruptcy Court on the docket in the Bankruptcy Case which has not been reversed, vacated or stayed and as to which the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument or rehearing shall be pending or, if an appeal, writ of certiorari, new trial, reargument or rehearing has been sought, such order or judgment of the Bankruptcy Court shall be then affirmed by the highest court to which such order or judgment was appealed or certiorari shall have been denied or motion for a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order or judgment, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired, provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules may be filed relating to such order, shall not cause such order not to be a Final Order.

       "General Conveyance,  Transfer and  Assignment":   As  defined  in
       Section 1.11 of this Agreement.

       "Governmental Body": Any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

       "Intellectual Property":   As defined in  Section 1.02(j) of  this
       Agreement.

       "Inventory":  As defined in Section 1.02(d) of this Agreement.

       "Marketing Information":   As defined in  Section 1.02(g) of  this
       Agreement.

       "Order": Any order, writ, injunction, decree, judgment, award or determination of any court or Governmental Body.

       "Permitted Encumbrances": Liens for current Taxes and assessments not yet due and payable, including, but not limited to, liens for nondelinquent ad valorem Taxes, nondelinquent statutory liens arising other than by reason of any default on the part of Seller, and liens in respect of motor vehicles and transportation equipment used in the ordinary course of business.

       "Person": An individual, partnership, joint venture, corporation, bank, trust, unincorporated organization or a Governmental Body.

       "Petition Date":  As defined in the recitals of this Agreement.

       "Purchase Price":  As defined in Section 1.05 of this Agreement.

       "Purchaser":    As  defined  in  the  opening  paragraph  of  this
       Agreement.

       "Real Property and Improvements":   As defined in Section  1.02(a)
       of this Agreement.

       "Records":  As defined in Section 1.02(g) of this Agreement.

       "Sale Hearing":  As defined in Section 5.02(a) of this Agreement.

       "Sale Motion":  As defined in Section 5.04 of this Agreement.

       "Seller":  As defined in the opening paragraph of this Agreement.

       "Taxes":   All federal,  state or  local  income, sales,  real  or
       personal property or other taxes or assessments.

       "Vehicles":  As defined in Section 1.02(c) of this Agreement.

       1.02. Agreement to Purchase and Sell. Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign, and deliver to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller's right, title, and interest in and to the following assets, rights, and properties (all such assets, rights, and properties are collectively referred to herein as the "Assets" and individually referred to as an "Asset") free and clear of all liens, claims, and encumbrances, other than Permitted Encumbrances.

       (a) All of Seller's estates, rights, titles, and interests in and to all real estate, buildings, offices, warehouses, storage facilities, works, structures, fixtures, construction in progress, improvements, betterments, installations, and additions constructed, erected, or located on, attached, or affixed to the real property described in Schedule 1.02(a) of this Agreement (the "Real Property and Improvements").

       (b) All of Seller's furniture, equipment, machinery, trade fixtures, apparatus, appliances, implements, spare parts, supplies, and all other tangible personal property of every kind and description (other than the Vehicles) used in the Business and described in Schedule 1.02(b) of this Agreement (the "Equipment").

       (c)  All  trucks,  trailers,   and  other  certificated   vehicles
       described in Schedule 1.02(c) of this Agreement (the "Vehicles").

       (d)  All  of  Seller's  inventory,   raw  materials,  parts,   and
       components used in the Business and described in Schedule 1.02(d) of this Agreement (the "Inventory").

       (e) All right, title, and interest of Seller in, to, and under the leases and agreements, whether written or oral, described in
       Schedule 1.02(e) of this Agreement (the "Assigned Leases") and all rights (including rights of refund and offset), privileges, deposits, claims, causes of action, and options relating or pertaining to the any of the Assigned Leases.

       (f) All of Seller's documents, drawings, blueprints, records, and papers of whatever nature and wherever located used in the Business that relate to the design and construction of commercial boilers (the "Engineering Documentation") except for Engineering Documentation delivered or transferred to Merck & Co. during the Bankruptcy Case; provided, that Seller shall be entitled from time to time upon reasonable notice to review and make copies of such Engineering Documentation to complete work-in-process and honor existing warranties as are assumed by Seller.

       (g) All of (i) Seller's books, records, papers, and instruments of whatever nature and wherever located that relate to the Assets or which are required or necessary for Purchaser to use and enjoy the Assets from and after the Effective Time of Closing (the "Records"); and (ii) all sales, marketing materials, credit records of Seller's customers, customer lists, customer sales lists, and contact lists relating to the Business (the "Marketing Information"); provided, that Seller shall be entitled from time to time upon reasonable notice to review and make copies of such Records and Marketing Information to fulfill tax and bankruptcy reporting obligations.

       (h) All right, title, and interest of Seller in and to all prepaid expenses relating to any of the Assets.

       (i) All right, title, and interest in and to the name "ABCO Industries;" provided, that Purchaser grants Seller a non-
       assignable license for the continued use of such name in conducting the affairs of the Bankruptcy Case, which license shall terminate upon the earlier of (i) confirmation of a plan of reorganization in the Bankruptcy Case, (ii) dismissal of the Bankruptcy Case, or (iii) closing of the Bankruptcy Case.

       (j) All right, title, and interest of Seller in, to, and under all patents, trademarks, tradenames, logos, technology, know-how, data, copyrights, service marks, licenses, covenants by others not to compete, rights, and privileges used in the conduct of the Business, all applications therefor, and the right to recover for infringement thereon and all goodwill associated with the marks describe in Schedule 1.02(j) of this Agreement (the "Intellectual Property").

       (k) All other or additional privileges, rights, interests, properties, and assets of Seller of every kind and description that are used or intended for use in connection with, or are necessary to the continued use of, the Assets, including but not limited to licenses, permits, and authorizations to own, possess, or use the Assets.

       1.03. Excluded Assets. The Assets shall not consist of: (i) cash, cash equivalents, and deposit accounts; (ii) accounts receivable;
  (iii) work in process; (iv) contracts rights, other than the Assumed Leases; (v) retainage funds; (vi) corporate book, general books of account and books of original entry that comprise Seller's permanent tax records and books and records that Seller is required to retain pursuant to any statute, rule, or regulation or that do not relate primarily to the Assets; (vii) all written or oral consulting or employment agreements (unless otherwise specifically assumed hereunder); (viii) claims for refunds of Taxes for periods prior to the Effective Time of Closing; (ix) all past, present, and future claims, causes of action (including, without limitation, avoidance claims and causes of action of Seller's bankruptcy estate, including any causes of action under Sections 547 and 548 of the Bankruptcy Code), choses in action, rights of recovery, and rights of set-off of any kind to the extent relating to the operation of the Business prior to the Closing Date, other than claims of Seller relating to the Assigned Leases
  (including claims against parties to such contracts); (x) prepaid insurance and interests in insurance policies, other than policies relating to the Assets; or (xi) all property, including but not limited to portable buildings, owned by Desert X-Ray (the "Excluded Assets").

       1.04. Assigned Leases. As of the Effective Time of Closing, Seller shall assume and assign to Purchaser under Section 365 of the Bankruptcy Code all right, title, and interest to the Assigned Leases, and Purchaser shall assume all current indebtedness under the Assigned Leases in an aggregate amount not to exceed $10,000, and all future indebtedness, obligations and liabilities under the Assigned Leases. Seller shall assign to Purchaser all right, title, and interest in any deposits or prepaid rents under the Assigned Leases. Purchaser agrees to indemnify, defend, and hold Seller harmless from any and all claims, causes of action, demands, and liabilities (including attorneys' fees and court costs) under any of the Assigned Leases on or after the Effective Time of Closing, except for liabilities existing on the Closing Date in excess of $10,000.

       1.05. Purchase Price. For and in consideration of the sale of the Assets in accordance with the provisions of this Agreement, Purchaser shall pay to Seller $1,250,000 in cash or immediately available funds at Closing and assume certain liabilities under the Assigned Leases as set out in Section 1.04 hereof (the "Purchase Price"). The cash portion of the Purchase Price shall be payable as follows:

       (a) Within five (5) Business Days from the execution of this Agreement, the sum of $62,500.00 shall be tendered to an escrow agent acceptable to both Seller and Purchaser (the "Escrow Agent") as earnest money ("Earnest Money") to secure Purchaser's obligations under this Agreement and to be applied or refunded, as the case may be, in accordance with the terms of this Agreement. If the conditions to Closing set out in Article VII of this Agreement are met, the Earnest Money will be applied towards the Purchase Price at Closing.

       (b) At Closing, Purchaser shall deliver the balance of the Purchase Price to Seller after deducting (i) the Earnest Money and
       (ii) any adjustments to the Purchase Price required under  Section
       1.06 of this Agreement, by certified or bank cashier's check or wire transfer.

       1.06. Adjustments to Purchase Price. Prior to Closing, Seller shall allow Purchaser full access to the Assets, including the Equipment, the Vehicles, the Inventory, and the Records, for purposes of conducting a physical inventory count to ensure that the Equipment listed on Schedule 1.02(b) of this Agreement, the Vehicles listed on
  Schedule 1.02(c)  of  this  Agreement,  and  the  Inventory  listed  on
  Schedule 1.02(d) of this Agreement are present and accounted for. Prior to Closing, Seller shall allow Purchaser full access to the Assets, including the Records, for purposes of ensuring that the Intellectual Property is accounted for and as warranted in this Agreement. If any Equipment or any Vehicle cannot be located using reasonably diligent efforts, the cash portion of the Purchase Price shall be reduced by the listed value of the item of Equipment or Vehicle listed on the Rosen Systems appraisal dated April 29, 1999 (the "Appraisal"). If any item of Equipment or any Vehicle is not, in Purchaser's sole opinion, in good working order (ordinary wear and tear excepted), Purchaser shall promptly notify Seller and Seller shall have, upon receipt of such notice, the option of (i) designating the item of Equipment or Vehicle as an Excluded Asset under Section 1.03 of this Agreement and reducing the cash portion of the Purchase Price by the listed value of the item of Equipment or Vehicle on the Appraisal, or (ii) repairing the item of Equipment or Vehicle to good working order and including such item in the sale contemplated by this Agreement.

       1.07. Application of Purchase Price. Purchaser shall have no liability or obligation with respect to the application, allocation, or payment of the Purchase Price to any of Seller's creditors.

       1.08. Assumption Of Liabilities. The sole liabilities assumed by Purchaser hereunder are:

       (a) the duties and obligations of Seller arising on or after the Effective Time of Closing to perform the Assigned Leases to the extent the Assigned Leases have not been performed and remain in effect at the Effective Time of Closing;

       (b) accrued and unpaid amounts under the Assumed Leases up to but not exceeding $10,000;

       (c) all obligations of Seller under the Assumed Leases after the Effective Time of Closing (the "Assumed Obligations"); and

       (d) the Permitted Encumbrances (subject to pro ration of ad valorem or similar Taxes, not yet due and payable, pursuant to
       Section 1.10).

       1.09.     No Assumption of Other Liabilities.     Except        as
  otherwise provided in Section 1.08, Purchaser does not assume or agree to pay, perform, or discharge, and shall not be responsible for, any other liabilities or obligations of Seller, whether accrued, absolute, contingent, or otherwise.

       1.10. Pro Ration of Taxes. Seller and Purchaser shall each be obligated for their respective pro rata portion of all 2000 ad valorem or similar Taxes on any property or lease included in the Assets. Seller shall pay to Purchaser at the Closing estimated ad valorem or similar Taxes for the current year (based on the prior year's Taxes) prorated to the date of the Closing. Seller shall make available to Purchaser copies of all statements and assessments reflecting such prior year's Taxes. Purchaser shall pay such sums to the appropriate taxing authorities when due, prior to becoming delinquent. Purchaser shall promptly forward to Seller after receipt by Purchaser copies of all 2000 Tax assessments under any such property or lease. If the 2000 Taxes shall be readjusted such that the amounts payable are greater than the prior year's Taxes, Seller shall pay its pro rata share of any difference promptly upon notice of such Taxes having been paid by Purchaser. If such 2000 Taxes shall be readjusted such that the amounts payable are less than the prior years' Taxes, Purchaser shall refund to Seller its pro rata share of such reduction upon notice of such Taxes having been paid by Purchaser. Except as provided herein, Purchaser shall have no other liability for Taxes payable by Seller (including income taxes) relating to the Assets, the Business, the operations of Seller, or the transactions contemplated hereunder.

       1.11. Instruments of Transfer, Further Assurances. In order to consummate the transactions contemplated by this Agreement, at the Closing, Seller and Purchaser shall execute and deliver to each other
  (i) a completed General Conveyance, Transfer and Assignment, in the form attached as Exhibit "A" hereto (the "General Conveyance, Transfer and Assignment"), covering all of the Assets, and (ii) a Bill of Sale in the form attached as Exhibit "B" hereto (the "Bill of Sale"). At the Closing, and at all times thereafter as may be necessary, Seller shall execute and deliver to Purchaser (i) such other instruments of transfer as shall be reasonably necessary or appropriate to vest in Purchaser good and indefeasible title to the Assets and to comply with the purposes and intent of this Agreement, and (ii) such other instruments as shall be reasonably necessary or appropriate to evidence the assignment by Seller of the Assigned Leases.

       1.12. Escrow Terms. The Earnest Money shall be deposited with Escrow Agent with the understanding that Escrow Agent is not (a) a party to this contract and does not have any liability for the performance or non-performance of any party to this contract, (b) liable for interest on the Earnest Money or (c) liable for any loss of Earnest Money caused by the failure of any financial institution in which the Earnest Money has been deposited unless the financial institution is acting as Escrow Agent. If either party makes demand for the payment of the Earnest Money, Escrow Agent has the right to require from the Parties a written release of liability of Escrow Agent for disbursement of the Earnest Money. Any refund or disbursement of Earnest Money under this contract shall be reduced by the amount of unpaid expenses incurred on behalf of the party receiving the Earnest Money, and Escrow Agent shall pay the same to the creditors entitled thereto. At closing, the Earnest Money shall be applied first to any cash down payment, then to Purchaser's closing costs and any excess refunded to Purchaser. Demands and notices required by this paragraph shall be in writing and delivered in accordance with Section 9.06 of this Agreement.

                             ARTICLE II

              REPRESENTATIONS AND WARRANTIES OF SELLER

       2.01. Representations and Warranties of Seller. The representations and warranties in Article II of this Agreement are true and correct on the date of this Agreement and will be true and correct through the Effective Time of Closing.

       2.02.     Existence and  Good Standing  of Seller.   Seller  is  a
  corporation validly existing and in good standing under the laws of the State of Texas.

       2.03. No Violations. The execution and delivery of this Agreement by Seller and the consummation of the sale and purchase of the Assets on the Closing Date (i) will not violate any provision of the organizational documents of Seller, (ii) will not violate any statute, rule, regulation, order, or decree of any public body or authority by which Seller or its properties or assets are bound and
  (iii) except for Seller's filing of a case under chapter 11 of the Bankruptcy Code, will not result in a violation or breach of, or constitute a default under, any license, franchise, permit, indenture, agreement or other instrument to which Seller is a party.

       2.04. Corporate Power. Seller has all requisite corporate power and authority to execute and implement this Agreement, subject to the issuance of the Approval Order. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller, subject to obtaining the Approval Order. This Agreement has been duly executed and delivered by Seller and, subject to obtaining the Approval Order, constitutes the valid, binding, and enforceable obligation of Seller, subject to applicable laws and general equitable principles.

       2.05.     Assets.   Schedules  1.02(a),  (b), (c),  (d),  and  (j)
  contain a true and complete list of Seller's Real Property and Improvements, Equipment, Vehicles, Inventory, and Intellectual Property, respectively.

       2.06. Title to Assets. Seller owns all right, title, and interest to the Assets, and to the extent provided in the Approval Order, shall transfer good title to the Assets to Purchaser free and clear of all liens, claims, and encumbrances other than Permitted Encumbrances.

       2.07. Intellectual Property. Seller has not infringed, misappropriated, or misused any patent, trademark, trade name, copyright (or application for any of the foregoing), trade secret know-how, confidential information, or data of another. Seller has the complete and unrestricted right to use, own, and has good title to, and the exclusive right to assign the entire right, title, and interest in and to the Intellectual Property, each of such items is in full force and effect and such items are the only proprietary property used or necessary in connection with the Business as presently conducted.
  Schedule 1.02(j) lists all of Seller's Intellectual Property. All of the representations contained in this section are provided to the best of Seller's knowledge.

       2.08. DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. SELLER DOES NOT MAKE, AND HAS NOT MADE, ANY REPRESENTATIONS OR WARRANTIES RELATING TO SELLER, ITS BUSINESS, OPERATIONS OR THE ASSETS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS ARTICLE II. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE II, THE ASSETS ARE BEING SOLD "AS IS" AND "WHERE IS," AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES,
  EXPRESS OR IMPLIED AND PARTICULARLY WITHOUT ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                             ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PURCHASER

       3.01.     Representations  and  Warranties  of  Purchaser.     The
  representations and warranties in Article III of this Agreement are true and correct on the date of this Agreement and will be true and correct through the Effective Time of Closing.

       3.02. Existence and Good Standing of Purchaser. Purchaser is a corporation validly existing and in good standing under the laws of the State of Texas.

       3.03. No Violations. The execution and delivery of this Agreement by Purchaser and the consummation of the sale and purchase of the Assets on the Closing Date (i) will not violate any provision of its organizational documents, (ii) will not violate any statute, rule, regulation, order or decree of any public body or authority by which Purchaser is bound and (iii) will not result in a violation or breach of, or constitute a default under, any license, franchise, permit, indenture, agreement or other instrument to which Purchaser is a party, or by which Purchaser or any of its properties or assets is bound.

       3.04. Corporate Power. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate action of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid, binding, and enforceable obligations of Purchaser, subject to applicable laws and general equitable principles.

       3.05. Financing. Purchaser has sufficient funds to pay the Purchase Price.

                             ARTICLE IV

                          EMPLOYEE MATTERS

       4.01. Employees. Seller shall provide to Purchaser a complete and accurate list of all of Seller's current employees, off-site employees, and contract employees, such employees' dates of hire, salaries or hourly rates, and annual bonuses (last paid or payable), if any, and list of any other fringe benefits or incentive paid or payable to such employees. Except as specifically described therein, all employees are actively at work and no employee is currently on a leave of absence, layoff, suspension, sick leave, workers compensation, short or long term disability, military leave, or otherwise not actively performing his or her work during all normally scheduled business hours.

       4.02. Employee Relations. Purchaser shall not be liable for any amounts or payments which Seller may owe on account of Seller's employees, including without limitation on account of Seller's employees' work, life, health, or welfare insurance, commissions, bonuses, finders fees, vacation payments, severance payments, or pension, profits sharing, stock options, retirement, or similar plans, or any other employee benefit plans or any other employee obligations.

       4.03. Employees' Continued Employment. Purchaser may, in its sole discretion and without any obligation or liability related thereto, seek to employ any or all employees set forth on Schedule 4.01, upon terms and conditions acceptable to Purchaser in its sole discretion. Nothing, however, contained in this Agreement shall obligate Purchaser to employ any employees of Seller, or confer upon any employee of Seller any right to continued employment after the Closing Date. Seller shall fully comply with and be solely liable for, any damages, costs, fees, or claims related to any federal, state, or other applicable law or regulation pertaining to the winding down, closing, or moving of Seller's business and/or termination of Seller's employees.

       4.04.     Retiree  Medical  Plans.    To  the  best  of   Seller's
  knowledge,  there  are  no  benefits  or  retiree  medical  plans   for
  employees.

       4.05. Worker's Compensation Claims. Prior to Closing, Seller shall remain fully responsible and liable for all workers compensation benefits payable to Seller's employees for any claim for workers compensation benefits arising as the result of an injury or occupational disease sustained while employed by Seller.

                               ARTICLE V

                           BIDDING PROCEDURES

       5.01. Order Approving Sale. Purchaser's obligation to close shall be subject to entry of the Approval Order. As an absolute condition to Closing, all terms of the Approval Order should be reasonably acceptable to Purchaser. In the event the Approval Order does not become a Final Order before February 28, 2000, then Purchaser, at its sole option, may immediately terminate this Agreement.

       5.02. Breakup-Fee. Seller shall pay to Purchaser a fee in cash in the amount of $50,000 (the "Breakup Fee") if:

       (a) all of the conditions to Purchaser's obligations contemplated by this Agreement either have been satisfied or have been waived by Purchaser before the date of the hearing on the Approval Order (the "Sale Hearing"), and this Agreement is not approved by the Bankruptcy Court at the Sale Hearing because:

            (1) of an offer by some other person or entity to purchase all or a substantial portion of the Assets (an "Alternative Offer"), which is approved by the Bankruptcy Court and results in a closing of a sale of all or part of the Assets to such person or entity; or

            (2) Seller undertakes to obtain confirmation of a plan of reorganization that provides for the continued operation of Seller's business or for anything other than the approval of this Agreement; or

       (b) Seller determines to proceed with a plan of reorganization not involving the timely sale of the Assets to Purchaser pursuant to this Agreement; or

       (c)  Purchaser  terminates   this   Agreement  pursuant   to   the
       provisions of Section 8.03 hereof; or

       (d) Purchaser terminates this Agreement due to a material breach by Seller.

       5.03. Payment of Breakup Fee. The Breakup Fee shall be due and payable immediately upon closing of a sale of all or part of the Assets to another person or entity, and shall constitute an allowed administrative expense pursuant to 11 U.S.C. S 503(b). The obligations of Seller under this paragraph shall survive any termination of this Agreement.

       5.04. Overbid Procedure. In the motion seeking approval of this Agreement and the sale of the Assets to Purchaser (the "Sale Motion"), and at the Sale Hearing if the Bankruptcy Court requires that higher and better offers be solicited in conjunction with the approval of this Agreement, Seller shall insist on the following procedure with respect to the sale: (1) any overbids with respect to the Assets must be in writing and received by Seller at least two (2) Business Days before the Sale Hearing; (2) each and every overbid must disclose the total amount of consideration being offered for the purchase of Seller's Assets ("Bidder's Total Offer"); (3) each and every overbid must be accompanied by a refundable cash deposit (or immediately available funds) of not less than ten percent (10%) of the Bidder's Total Offer (the "Deposit"); (4) each and every overbid must be accompanied by evidence satisfactory to Seller of the over bidder's financial ability to consummate the asset purchase; (5) an over bidder shall not be permitted to make its over bid contingent in any manner, including, but not limited to: (i) due diligence by over bidder, (ii) a financing contingency; or (iii) any contingency to be completed, or option exercised, after the auction or other selection process has concluded; and (6) all Alternative Offers must exceed the total consideration of the Purchase Price (defined in Section 1.05) to be paid by Purchaser as set forth in this Agreement, by at least one hundred thousand dollars ($100,000). In the event the Bankruptcy Court approves an Alternative Offer at the sale hearing, then the Deposit shall become immediately non-refundable and shall constitute the Seller's property for all purposes.

       5.05. Matching Bid. If Seller receives a competing offer from any third party in conjunction with the hearing and approval of this Agreement (a "Competing Offer"), then Seller shall, within twenty-four
  (24) hours of receipt, provide a complete and true copy of the Competing Offer to Purchaser. In the event Seller determines that a Competing Offer is higher and a better offer than Purchaser's offer, Seller shall promptly so inform Purchaser. Purchaser has the right to match any Competing Offer. The Parties agree that the matching bid by Purchaser of any Competing Offer shall be deemed to be a higher and/or better offer than the Competing Offer.

       5.06. Notice of Material Development. Seller and Purchaser will give prompt written notice to the other of any (1) representation or warranty contained herein which was true as of the date hereof, but which as subsequently become untrue; (2) breach of any covenants hereunder by either party; (3) any loss of any asset; (4) the termination or resignation of any employee; and (5) any other material development affecting the ability of such party to consummate the transactions contemplated in this Agreement.

                               ARTICLE VI

              CONDUCT AND TRANSACTIONS PRIOR TO CLOSING

       6.01. Access to Records and Properties; Confidentiality. Between the date of this Agreement and the Effective Time of Closing, Seller shall give Purchaser and its advisors such access to the premises, books, and records of Seller, and to cause the officers, employees, and accountants of Seller to furnish such financial and operating data and other information with respect to Seller as Purchaser shall from time to time reasonably request.

       6.02. Obligations of Seller. Between the date hereof and the Effective Time of Closing, except as contemplated herein or except with the prior consent of Purchaser, which consent will not be unreasonably withheld, Seller shall:

       (1) use its commercially reasonable efforts to operate and maintain, or to cause to be operated and maintained, the Assets in such a manner so that the representations and warranties of Seller contained herein shall continue to be true and correct as of the Effective Time of Closing.

       (2) not dispose of, or commit to dispose of, any Assets (other than in the ordinary and customary course of Seller's business); and

       (3) continue in effect until immediately following the Effective Time of Closing all present insurance coverage with respect to the Assets and the Seller's employees.

       6.03. Risk of Loss. All risk of loss arising out of fire, casualty, and theft and all liability to third parties or to employees arising out of operations of the Business prior to the Effective Time of Closing shall be that of Seller, and Purchaser shall have no obligation or liability in connection therewith.

       6.04. No Public Announcements. Prior to the Effective Time of Closing, neither Seller nor Purchaser shall issue any press release or make any public statement regarding the transactions contemplated by this Agreement without obtaining the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, Seller shall not be prohibited from filing with the Bankruptcy Court such pleadings, copies of this Agreement and related documents, or other information regarding the proposed transaction as Seller or its counsel deem necessary or advisable. Seller may also seek such competitive bids as it deems necessary or appropriate.

       6.05. Best Efforts to Satisfy Conditions. Seller shall use its best efforts to cause the conditions to the obligations of Purchaser contained in Section 7.01 to be satisfied to the extent that the satisfaction of such conditions is in the control of Seller, and Purchaser shall use its best efforts to cause the conditions to the obligations of Seller contained in Section 7.02 to be satisfied to the extent that the satisfaction of such conditions is in the control of Purchaser.

       6.06. Insurance. As of the Effective Time of Closing, Seller, at its option, shall cease to be covered with respect to any occurrence after the Effective Time of Closing under the insurance policies obtained and maintained by Seller covering the business, property and employees of Seller. All such occurrences prior to the Effective Time of Closing which are insured under such policies shall continue to be so insured, and Seller hereby covenants and agrees to make claims for such occurrences under such policies. Purchaser shall be entitled to the benefits of such policies to the limited extent necessary to hold Purchaser harmless from actual out-of-pocket expenses and losses paid or incurred by Purchaser with respect to such occurrences, and any remaining benefits thereof shall be paid to the benefit of Seller. At Purchaser's request, Seller shall (i) make copies of such policies available to Purchaser for inspection and shall assist Purchaser in determining whether any claim or loss is covered by such policies of insurance, and (ii) provide reasonable assistance to Purchaser in obtaining continuous, uninterrupted insurance coverage for the business operations and the Employees after the Closing, including authorizing Purchaser to contact Seller's existing brokers to discuss such possible coverage.

       6.07. Notice of Insurance Related Claim. Following the Effective Time of Closing, Purchaser shall give to Seller prompt notice of the assertion by any Person of any claim against Seller which might be subject to the insurance coverage described in Section 6.08.
  Purchaser shall cooperate with Seller and any applicable insurance carrier in any investigation by Seller or any applicable insurance carrier of any such claim and shall give to Seller and any applicable insurance carrier reasonable access to the books, records and personnel formerly of Seller to the extent reasonably necessary to enable Seller and any applicable insurance carrier to investigate such claim.

              [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                             ARTICLE VII

                        CONDITIONS OF CLOSING

       7.01. Conditions of Obligations of Purchaser. The obligations of Purchaser to consummate the purchase and sale under this Agreement are subject to the satisfaction of the following conditions, each of which may be waived in writing by Purchaser:

       (a) The representations, warranties and covenants of Seller set forth in Article II of this Agreement and in each certificate, agreement, document, or instrument delivered pursuant hereto on or before the Closing Date or in connection with the transactions contemplated hereby on the Closing Date shall have been and shall be true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects on the Closing Date, as though made on and as of the Closing Date.

       (b) Seller shall have performed in all material respects its covenants, agreements and obligations required to be performed under this Agreement prior to and on the Closing Date.

       (c) Seller shall have delivered to Purchaser the duly authorized and executed General Conveyance, Transfer and Assignment, and such other conveyance documents that Purchaser may reasonably request to effect the transfer and conveyance of the Business to Purchaser.

       (d) All consents and approvals of all Persons necessary for the consummation of the Transaction under Seller's organizational documents or any agreement, permit, law or regulation shall have been received and delivered to Purchaser or have been granted or otherwise deemed satisfied by any Order of the Bankruptcy Court, all notices to any Person required by any of the foregoing to be given in respect of the Transaction shall have been duly given, and all necessary action shall have been taken to assign to Purchaser the Assigned Leases

       (e)  Purchaser shall have  entered into  agreements with  Seller's
       key  officers  prohibiting  said  officers  from  competing   with
       Purchaser for at least three (3) years.

       (f) The Approval Order shall have been issued and entered and shall have become a Final Order.

       (g) Seller shall have given notice to all known creditors in the Bankruptcy Case of the hearing for the approval of the transactions contemplated by this Agreement to the extent required by the Bankruptcy Code and the Bankruptcy Court.

       7.02. CONDITIONS OF OBLIGATIONS OF SELLER. The obligations of Seller to consummate the sale and purchase under this Agreement are subject to the satisfaction of the following conditions, each of which may be waived in writing by Seller:

       (a)  The representations and warranties of Purchaser set forth  in
       Article III of this Agreement and in each certificate, agreement, document or instrument delivered pursuant hereto on or before the Closing Date or in connection with the transactions contemplated hereby on the Closing Date shall have been and be true and correct in all material respects on and as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. Purchaser shall have performed in all material respects the covenants, agreements and obligations necessary to be performed by it under this Agreement prior to the Closing Date.

       (b)  Purchaser shall have delivered the Purchase Price to Seller.

       (c) The Approval Order shall have been issued and entered by the Bankruptcy Court, and no Order staying the Approval Order shall be in effect.

       (d) Seller's key officers shall have entered into agreements with Purchaser prohibiting said officers from competing with Purchaser for at least three (3) years.

                            ARTICLE VIII

              CLOSING DATE AND TERMINATION OF AGREEMENT

       8.01. Closing Date. Subject to the right of Seller and Purchaser to terminate this Agreement pursuant to Section 8.03 hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place on a mutually agreed upon date after the date on which the Approval Order is issued and entered by the Bankruptcy Court; provided that (i) no Order staying the Approval Order shall be in effect, and (ii) the Closing shall not occur until all conditions to closing have been satisfied, but in no event later than March 1, 2000 without the mutual consent of the parties hereto. The Closing shall occur at the offices of Hughes & Luce, L.L.P. in Dallas, Texas, or at such other place, date, and time as the parties may mutually agree. The date on which the Closing occurs is the "Closing Date."

       8.02. Effective Date of Closing. For all purposes hereof, the term "Effective Time of Closing" shall occur upon the delivery to Purchaser of the General Conveyance, Transfer and Assignment, and the other Operative Documents as contemplated herein on the Closing Date.

       8.03.     Termination of Agreement.     This  Agreement  may,   by
  written notice given at or prior to Closing in the manner hereinafter provided, be terminated or abandoned:

       (a) By Seller or by Purchaser in the event that the Closing Date shall not have occurred on or before March 1, 2000;

       (b) By Purchaser if the Bankruptcy Case is converted to a proceeding under chapter 7 of the Bankruptcy Code or a trustee is appointed under the Bankruptcy Case under chapters 7 or 11 of the Bankruptcy Code;

       (c) By Purchaser if a material default or breach shall be made by Seller with respect to the due and timely performance of any of its covenants and agreements contained herein, or with respect to the correctness of or due compliance with any of its representations and warranties contained in Article II hereof, and such default cannot be promptly cured and has not been waived in writing by Purchaser;

       (d) By Seller if a material default or breach shall be made by Purchaser with respect to the due and timely performance of any of its covenants and agreements contained herein, or with respect to the correctness of or due compliance with any of its representations and warranties contained in Article II hereof, and such default cannot be promptly cured and has not been waived in writing by Seller;

       (e) By Purchaser if Seller fails to satisfy in any material respect its obligations under Section 7.01 hereof on or before March 1, 2000 and such failure cannot be promptly cured; or

       (f) By Seller if Purchaser fail to satisfy in any material respect their obligations under Section 7.02 hereof on or before March 1, 2000 and such failure cannot be promptly cured; or

       (g)  By mutual consent of Seller and Purchaser.

       8.04. Effect of Termination. In the event this Agreement is terminated pursuant to Section 8.03, the Escrow Agent shall return the Earnest Money to Purchaser and all further obligations of the parties hereunder shall terminate; provided, however (i) that if this Agreement is so terminated by Purchaser pursuant to Sections 8.03(c) or (e), then Purchaser shall have at its election and as its sole and exclusive remedy, (A) the right of specific performance, or (B) the right to pursue Seller for any actual damages arising therefrom in an amount not to exceed $100,000, and (ii) that if this Agreement is so terminated by Seller pursuant to Sections 8.03(d) or (f), then the Escrow Agent shall pay the obligations of the Earnest Money to Seller as liquidated damages and as Seller's sole and only remedy and all further obligations of the Parties hereunder shall terminate.

                             ARTICLE IX

                            MISCELLANEOUS

       9.01. Further Action. From time to time, as and when requested by Purchaser, Seller shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to transfer, assign and deliver to Purchaser or its permitted assigns the Assets (or to evidence the foregoing) and to consummate and to effect the other transactions expressly required to be performed by Seller hereunder.

       9.02. No Broker. Each of Seller and Purchaser agree to indemnify the other against, and to hold the others harmless from, at all times after the date hereof, any and all liabilities and expenses (including without limitation legal fees) resulting from, related to or arising out of any claim by any Person for brokerage commissions or finder's fees, or rights to similar compensation, on account of services purportedly rendered on behalf of Seller or Purchaser, as the case may be, in connection with this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, Seller and Purchaser acknowledge and agree that it is contemplated that the Bankruptcy Court will approve compensation to certain Persons based on the transactions contemplated herein, and that such compensation shall be payable by the Seller.

       9.03. Expenses. Except as otherwise specifically provided herein, Seller and Purchaser shall each bear their own legal fees, accounting fees and other costs and expenses with respect to the negotiation, execution and the delivery of this Agreement and all other documents related thereto and the consummation of the transactions hereunder, and Seller will pay its expenses after the Effective Time of Closing out of the Purchase Price proceeds paid by Purchaser to Seller. Seller shall, unless exempt pursuant to Section 1146(c) of the Bankruptcy Code, pay all sales, transfer and documentary Taxes incident to the sale of the Business and, in no event, shall Purchaser have any liability for such Taxes.

       9.04. Entire Agreement. This Agreement, the Exhibits hereto, the other Operative Documents and the Approval Order contain, and are intended by the parties as a final expression of, the entire agreement among Seller and Purchaser with respect to the transactions contemplated by this Agreement and, supersedes all prior oral or written agreements, arrangements or understandings with respect thereto.

       9.05. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

       9.06. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and shall be delivered either personally or by telegram, telex, telecopy or similar facsimile means, by registered or certified mail (postage prepaid and return receipt requested), or by express courier or delivery service, addressed as follows:

       If to Seller:

            Jonathan J. Nash
            ABCO Industries, Inc.
            2675 E. Hwy 80
            Abilene, Texas 79604
            Fax: (915) 675-6245

       With a copy to:

            Joseph F. Postnikoff
            McConnell & Goodrich
            303 Main Street
            Suite 220
            Fort Worth, Texas 76102
            Fax: (817) 335-0915

       If to Purchaser:

            Sherrill Stone
            Peerless Mfg. Co.
            P.O. Box 540667
            Dallas, Texas 75354
            Fax: (214) 351-4172

       With a copy to:

            James H. Billingsley
            Hughes & Luce, L.L.P.
            1717 Main Street
            Suite 2800
            Dallas, Texas 75201
            Fax: (214) 939-6100

  or at such other address and number as either party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by telecopy or similar facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand delivered, sent by express courier or delivery service, or sent by certified or registered mail.

       9.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (other than the choice of law principles thereof). The Bankruptcy Court shall retain exclusive jurisdiction to resolve any controversy or claim arising out of or relating to this Agreement or the Transaction.

       9.08. Assignability. This Agreement shall not be assignable by any party without the prior written consent of the other party, and any purported assignment by any party without the prior written consent of the other party shall be void.

       9.09. Waivers and Amendments. Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing and executed by the parties hereto; provided, that any material amendment hereto must be approved by the Bankruptcy Court. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

       9.10. Third Party-Rights. Notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any Person who is not a party to this Agreement (including without limitation any broker or finder, notwithstanding the provisions of
  Section 9.02 hereto, and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.

       9.11. Illegalities. In the event that any provision contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not, at the election of the party for whose benefit the provision exists, be in any way impaired.

       9.12. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Agreement.

       9.13. Cost of Litigation. If any legal action or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with this Agreement or the transactions contemplated hereby, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other reasonable costs actually incurred in connection with such action or proceeding, in addition to any other relief to which it or they may be entitled.

       9.14.     Exhibits and  Schedules.   Seller  and  Purchaser  shall
  agree as to the form of all exhibits and schedules hereto on or prior to the date of the issuance of the Approval Order, at which time such exhibits and schedules shall be attached hereto and shall be incorporated herein for all purposes.

       9.15. Binding Effect. This Agreement shall be binding upon and inure to the benefit of each party hereto, their successors and assigns, including, but not limited to, any trustee(s) and/or examiner(s) appointed and/or elected under chapter 11 or chapter 7 of the Bankruptcy Code in the Bankruptcy Case and/or any related proceeding.

              [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

       IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                  PURCHASER:

                                  PMC Acquisition, Inc.
                                  a Texas corporation

                                  By: _____________________________
                                  Name: ___________________________
                                  Title: __________________________

                                  SELLER:

                                  ABCO INDUSTRIES, INC.
                                  a Texas corporation


                                  By: _____________________________
                                  Name: ___________________________
                                  Title: __________________________